As filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Angel Oak Mortgage, Inc.

(Exact name of registrant as specified in its charter)

Maryland	37-1892154
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3344 Peachtree Road NE, Suite 1725
Atlanta, Georgia	30326
(Address of Principal Executive Offices)	(Zip Code)

ANGEL OAK MORTGAGE, INC. 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Dory Black

Angel Oak Mortgage, Inc.

3344 Peachtree Road NE, Suite 1725

Atlanta, Georgia 30326

(404) 953-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

J. Gerard Cummins Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer		☐

Non-accelerated filer	☒	Smaller reporting company		☐
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.01 par value per share	2,125,000	$18.50	$39,312,500	$4,289

(1)	Angel Oak Mortgage, Inc. (the “Registrant”) is registering an aggregate of 2,125,000 shares of common stock, $0.01 par value per share (the “Common Stock”), that may be issued under the Angel Oak Mortgage, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plans relating to adjustments for changes resulting from a share dividend, share split or similar change.

(2)	Represents the average of the high and the low prices per share of Common Stock of the Registrant as reported on the New York Stock Exchange on June 17, 2021.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S-8 is filed by Angel Oak Mortgage, Inc. (the “Registrant”) regarding the Angel Oak Mortgage, Inc. 2021 Equity Incentive Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s final prospectus contained in the Registrant’s Registration Statement on Form S-11 (No. 333-256301), filed with the Commission on June 21, 2021; and
(2)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on June 14, 2021, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Registrant’s charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking, which may be unsecured, by the director or officer or on the director's or officer's behalf to repay the amount paid if it is ultimately determined that the standard of conduct has not been met.

The Registrant’s charter obligates the Registrant, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the director's or officer's ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of the Registrant and at the Registrant’s request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, partnership, limited liability company, joint venture, real estate investment trust, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity.

The Registrant’s charter also permits the Registrant, with the approval of the Registrant’s board of directors, to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

The Registrant has entered into indemnification agreements with each of its directors and executive officers that obligate it to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements provide that, if a director or executive officer is a party to, or witness in, or is threatened to be made a party to, or witness in, or otherwise becomes a participant in, any proceeding by reason of his or her service as a present or former director, officer, employee or agent of the Registrant or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that he or she is or was serving in such capacity at the Registrant’s request, the Registrant must indemnify the director or executive officer for all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any such proceeding to the maximum extent permitted under Maryland law, including in any proceeding brought by the director or executive officer to enforce his or her rights under the indemnification agreement, to the extent provided by the agreement. The indemnification agreements also require the Registrant to advance expenses incurred by the indemnitee within ten days of the receipt by the Registrant of a statement from the indemnitee requesting the advance, provided the statement reasonably evidences the expenses and is accompanied or preceded by:

•	a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•	a written undertaking, which may be unsecured, by the indemnitee or on his or her behalf to repay the amount paid if it shall ultimately be established that the standard of conduct has not been met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change in control of the Registrant.

The Registrant maintains an insurance policy under which its directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

In addition, the Registrant’s directors and officers may be entitled to indemnification pursuant to the terms of the partnership agreement of the Registrant’s operating partnership.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Articles of Amendment and Restatement of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 (No. 333-256301), filed with the Commission on May 19, 2021).

4.2	Second Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-11 (No. 333-256301), filed with the Commission on May 19, 2021).

4.3	Specimen Common Stock Certificate of Angel Oak Mortgage, Inc. (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (No. 333-256301), filed with the Commission on June 8, 2021).

4.4	Angel Oak Mortgage, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.20 of Amendment No. 1 to the Registrant’s Registration Statement on Form S-11 (No. 333-256301), filed with the Commission on June 8, 2021).

*5.1	Opinion of Venable LLP with respect to validity of issuance of securities.

*23.1	Consent of Venable LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of KPMG LLP, independent registered public accounting firm.

*24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 21st day of June, 2021.

Angel Oak Mortgage, Inc.

By:	/s/ Robert Williams
Name:	Robert Williams
Title:	Chief Executive Officer and President

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brandon Filson and Dory Black and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert Williams Robert Williams	Chief Executive Officer and President (Principal Executive Officer)	June 21, 2021

/s/ BRANDON FILSON Brandon Filson	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2021

/s/ MICHAEL FIERMAN Michael Fierman	Chairman of the Board of Directors	June 21, 2021

/s/ EDWARD CUMMINGS Edward Cummings	Director	June 21, 2021

/s/ CRAIG JONES Craig Jones	Director	June 21, 2021

/s/ CHRISTINE JURINICH Christine Jurinich	Director	June 21, 2021

/s/ W.D. (Denny) Minami	Director	June 21, 2021
W.D. (Denny) Minami

/s/ MICHAEL PECK	Director	June 21, 2021
Michael Peck

/s/ VIKRAM SHANKAR	Director	June 21, 2021
Vikram Shankar